UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                       FORM 8-K

                    CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 1999
                                                 (August 20, 1999)

                     Bradlees, Inc.
 (Exact Name of Registrant As Specified In Its Charter)

                      Massachusetts
     (State Or Other Jurisdiction of Incorporation)

       1-11134                              04-3156108
  (Commission File Number)        (IRS Employer Identification No.)

      One Bradlees Circle; Braintree, Massachusetts        02184
       (Address Of Principal Executive Offices)          (Zip Code)

                     (781) 380-3000
    (Registrant's telephone number, including area code)

                     Not Applicable
 (Former name or former address, if changed since last report)

                 Exhibit Index on Page 4

             Page 1 of 7 (Including Exhibit)



Item 5: OTHER EVENTS

Beginning on August 20, 1999, Bradlees, Inc. (the "Company") will distribute to its banks and other credit providers summaries of its second-quarter (13-week) and year-to-date (26-week) financial results ended July 31, 1999, including a comparison to the Company's summary financial plan (the "Plan") for the fiscal year ended January 29, 2000 ("fiscal 1999"). The fiscal 1999 second-quarter and year-to-date results compared to the Plan are attached hereto as Exhibit 20. As a result of the Company's adoption of fresh-start reporting as of January 30, 1999, the financial summaries presented are not comparable in certain material respects to the prior-year periods presented.

Total sales for the second quarter ended July 31, 1999 exceeded Plan by $43.3 million, or 12.8%, due primarily to favorable customer response to the Company's merchandising and marketing initiatives and the first-quarter liquidation of one of the Company's major competitors (Caldor Corp.). Comparable store sales increased 19.2% in the second quarter. EBITDA (as defined in Exhibit 20) exceeded Plan by $6.9 million in the second quarter due to the above-Plan sales and associated gross margin and an above-Plan gross margin rate (32.4% vs. 31.6%), partially offset by above-Plan SG&A expenses (although the SG&A expense rate as a percent of owned sales was 28.9% vs. planned 29.6%). The higher gross margin rate was due primarily to lower-than-Plan clearance markdowns and above-Plan vendor allowances, both as a result of the strong sales performance. SG&A expenses were above Plan mostly due to certain incremental expenses, such as store payroll and other store expenses and logistics expenses incurred to handle the higher sales volume. Net income in the second quarter exceeded Plan by $8.5 million.

Year-to-date total sales exceeded Plan by $72.5 million, or 11.4%, due primarily to the same reasons stated above for the second quarter. Comparable store sales increased 16.1%, with year-to-date sales in every softlines and hardlines merchandise division exceeding Plan and last year. Year-to-date EBITDA was $11.7 million ahead of Plan due primarily to the same factors discussed above for the second quarter. The year-to-date net loss was $14.1 million below the Plan net loss.

Cash was $3.3 million above Plan at July 31, 1999 and inventories were $2.8 million below Plan. Accounts payable was $14.9 million above Plan, while outstanding borrowings were $23.6 million below Plan due principally to the above-Plan EBITDA performance and accounts payable level. The lease financing obligation, capital lease obligation, convertible notes payable, net fixed asset and long-term asset variances to Plan all relate to the Yonkers' store lease financing transaction and associated paydown of the convertible notes and reclassification of the prior assets held for sale.

The Company is distributing the quarterly and year-to-date performance against its Plan (the "Quarterly Performance Information") to its banks and other credit providers to facilitate their credit analyses. The Quarterly Performance Information should not be relied upon for any other purpose and should be read in conjunction with the Company's Form 8-K dated April 1, 1999, Form 10-Q for the quarterly period ended May 1, 1999 and most recent Form S-1 and Form 10-K filings. The Quarterly Performance Information is being reported publicly solely because it is being distributed to a large number of the Company's vendors for purposes of their credit analyses. The Quarterly Performance Information was not examined, reviewed or compiled by the Company's independent public accountants. Although the Company is publicly disclosing the Quarterly Performance Information, the Company does not believe it is obligated to subsequently update such information or to provide such information indefinitely, and the Company may cease making such disclosures at any time. The Quarterly Performance Information may be subject to future adjustments and such adjustments could materially affect the reported information.


Item 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
        EXHIBITS

Exhibit:  20      Quarterly Performance Information


                  INDEX TO EXHIBITS

Exhibit No.               Exhibit                      Page No.

   20         Quarterly Performance Information           6


                    BRADLEES, INC.
                  AND SUBSIDIARIES

                     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of
1934, the registrant has duly caused this report to be signed on
its behalf by the   undersigned thereunto duly authorized.


                                 BRADLEES, INC.

Date:  August 20, 1999           By  /s/ PETER THORNER
                                 Peter Thorner
                                 Chairman and
                                 Chief Executive Officer

Date:  August 20, 1999           By  /s/ CORNELIUS F. MOSES III
                                 Cornelius F. Moses III
                                 Senior Vice President,
                                 Chief Financial Officer